Exhibit 4.3

Description of Registrant’s Securities

Registered Pursuant to Section 12 of the

Securities Exchange Act of 1934, as amended

The following description of common stock of Cubic Corporation (the “Company,” “we” and “our”), and related preferred stock purchase rights, is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), our Amended and Restated Bylaws (the “Bylaws”), and the Rights Agreement, dated as of September 20, 2020, by and between the Company and Broadridge Corporate Issuer Solutions, Inc. (the “Rights Agreement”), all of which are filed as exhibits to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read the Certificate of Incorporation, the Bylaws, the Rights Agreement and the applicable provisions of the Delaware General Corporation Law, Title 8 of the Delaware Code (the “DGCL”), for additional information.

Authorized Capital Stock

Our authorized capital stock consists of 50,000,000 shares of common stock, no par value (“common stock”), and 5,000,000 shares of preferred stock, no par value (“preferred stock”). The outstanding shares of our common stock are fully paid and nonassessable. There are no shares of preferred stock currently outstanding.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Dividend Rights

Subject to limitations under the DGCL and preferences that may apply to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our board of directors (“Board”) out of funds legally available therefor.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock.

Other Rights and Preferences

The common stock has no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under our Certificate of Incorporation, our Board is authorized to issue shares of our preferred stock from time to time, in one or more classes or series, without stockholder approval. Prior to the issuance of shares of each series, our Board is required by the DGCL and our Certificate of Incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including the following:

•      the number of shares constituting each class or series;

•      voting rights;

•      rights and terms of redemption, including sinking fund provisions;

•      dividend rights and rates;

•      dissolution;

•      terms concerning the distribution of assets;

•      conversion or exchange terms;

•      redemption price; and

•      liquidation preferences.

No shares of preferred stock are currently outstanding. An aggregate of 50,000 shares of Series A junior participating preferred stock are reserved for issuance upon exercise of our preferred stock purchase rights, as further described below.

Provisions of our Certificate of Incorporation and Bylaws that would have an effect of delaying, deferring or preventing a change of control of the Company

Provisions of our Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of our Company by means of a tender offer, a proxy contest or otherwise. These provisions may also make the removal of incumbent officers and directors more difficult. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with us. These provisions could also limit the price that investors might be willing to pay for shares of our common stock. These provisions may make it more difficult for shareholders to take specific corporate actions and could have the effect of delaying or preventing a change in control of our Company. These provisions are summarized below.

Approval of business combinations

Our Certificate of Incorporation provides that the affirmative vote of the holders of at least 66 2/3% of our outstanding common stock is required for the approval, adoption or authorization of a business combination and that no business combination may be entered into without that affirmative vote.

As used in our Certificate of Incorporation, a business combination means:

•      our merger into, or our consolidation with, any other corporation, person or business entity;

•      the merger of any other corporation, person or business entity into, or its consolidation with us;

•      the sale, exchange, lease transfer, or other disposition by us of 60% or more of our assets or business to any other corporation, person or business entity;

•      the issuance or transfer at any one time by us, or by any subsidiary, of 50% or more of voting securities issued pursuant to a stock option, purchase, bonus performance unit or other plan or agreement for natural persons who are directors, employees, consultants, and/or agents of us and/or a subsidiary to any other corporation, person or business entity in exchange for cash, assets, or securities or any combination thereof; or

•      any agreement, contract or other arrangement between us and any other corporation, person or business entity providing for any of the transactions described above.

These provisions do not apply to any transaction described above (a) if our Board has approved a memorandum of understanding with such other corporation, person or business entity with respect to and substantially consistent with such transaction prior to the time such other corporation, person or business entity became an owner of 5% of the our outstanding common stock, or (b) to any corporation, person or business entity which is an owner of 5% of our outstanding common stock of this corporation at the time of adoption of this provision in our Certificate of Incorporation.

The affirmative vote of the holders of at least 66 2/3% of our outstanding common stock is required for the amendment of all or any part of this provision.

No written consent of shareholders

Any action by our shareholders must be taken at an annual or special meeting of shareholders and may not be taken by written consent. The affirmative vote of the holders of at least 66 2/3% of the total voting power of all outstanding shares of our voting stock is required for the amendment of this provision.

Special meetings of shareholders

Special meetings of our shareholders may be called only by our Board or by a committee of our Board that has been duly designated to do so by our Board. The affirmative vote of the holders of at least 66 2/3% of the total voting power of all outstanding shares of our voting stock is required for the amendment of this provision.

Amendment of Bylaws

The affirmative vote of the holders of at least 66 2/3% of the total voting power of all outstanding shares of our voting stock is required for shareholders to amend our Bylaws. This provision makes it more difficult to circumvent the anti-takeover provisions of our Bylaws. Our Board is authorized to make, repeal, alter, amend and rescind our Bylaws, but at least a 66 2/3% vote of the directors is required to change the number of directors.

Number of directors; removal; filling vacancies

Our Certificate of Incorporation:

•      provides that the number of directors may be fixed exclusively by resolutions adopted by at least 66 2/3% of the authorized number of directors constituting our Board; and

•      authorizes our Board to fill newly created directorships. This provision could prevent a shareholder from obtaining majority representation on our Board because our Board could enlarge the size of the board and fill the vacancies. A director holds office for the remainder of the full term of the director for which any vacancy was created or occurred until that director's successor is elected and qualified.

Issuance of undesignated preferred stock

Our Board is authorized to issue, without further action by the shareholders, up to 5,000,000 shares of preferred stock with rights and preferences, including voting rights, designated from time to time by the Board. The existence of authorized but unissued shares of preferred stock enables our Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise.

The Rights Agreement; Preferred Stock Purchase Rights

Pursuant to our Rights Agreement, one Series A junior participating preferred stock purchase right is issued for each outstanding share of our common stock (a “Right”). Each Right issued is subject to the terms of our Rights Agreement.

Our Rights Agreement was adopted by our Board to protect against any coercive or abusive takeover tactics, and to help ensure that our shareholders are not deprived of the opportunity to realize the full and fair value of their investment. The Rights Agreement should not interfere with any merger or other business combination approved by our Board, and the Rights Agreement also has an exception for qualifying offers as described below.

The Rights

The Rights initially trade with, and are inseparable from, our common stock. The Rights are evidenced only by certificates that represent shares of our common stock. As long as the Rights are attached to the common stock, we will issue one Right (subject to adjustment) with each new share of common stock so that all such shares will have attached Rights.

Exercise price

Once exercisable, each Right will entitle the registered holder to purchase from us one one-thousandth of a share of Series A junior participating preferred stock, without par value (the “Preferred Shares”) at a price of $315.00 per one one-thousandth of a Preferred Share (the “Purchase Price”), subject to certain anti-dilution adjustments. Prior to exercise, a Right does not give its holder any rights beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.

Consequences of a person or group becoming an acquiring person

Under the Rights Agreement, an “Acquiring Person” is any person or group of affiliated or associated persons who acquires, or obtains the right to acquire, beneficial ownership of 15% (20% in the case of a Passive Institutional Investor, as such term is defined in the Rights Agreement) or more of the common stock (including certain synthetic equity positions created by derivative securities). The Rights Agreement restricts any person or group of affiliated or associated persons from becoming an Acquiring Person and any person or group of affiliated or associated persons from making a tender offer or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person.

In the event that a person becomes an Acquiring Person or if the Company were the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person and shares of the common stock were not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the then current Purchase Price of the Right.

In the event that, after a person has become an Acquiring Person, the Company were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current Purchase Price of the Right.

Exercisability

Each Right will not be exercisable until:

•      ten business days after the public announcement that a person or group of affiliates or associated persons has become an Acquiring Person; or

•      ten business days (or such later date as may be determined by action of our Board prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) following the commencement or announcement by a person or group of affiliates or associated persons of an intention to make a tender offer or exchange offer the consummation of which would result in a person or group of affiliated or associated persons becoming an Acquiring Person.

Until the date the Rights become exercisable (or earlier redemption, exchange, termination or expiration of the Rights):

•      the Rights will be transferred with and only with the common stock;

•      new common stock certificates issued after the close of business on the Record Date (as defined in the Rights Agreement) upon transfer or new issuance of the common stock will contain a notation incorporating the Rights Agreement by reference, and the Company will deliver a notice to that effect upon the transfer or new issuance of book entry shares; and

•      the surrender for transfer of any certificates for common stock or any book entry shares, with or without such notation, notice or a copy of the Summary of Rights included as Exhibit C to the Rights Agreement, will also constitute the transfer of the Rights associated with the common stock represented by such certificate or the book entry shares.

After the date the Rights become exercisable, separate certificates evidencing the Rights will be mailed to holders of record of the common stock and such separate right certificates alone will evidence the Rights.

Expiration

The Rights will expire on September 19, 2021, subject to the Company’s right to extend such date.

Anti-dilution provisions

Our Board may adjust the Purchase Price, the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights to prevent dilution that may occur from (a) a stock dividend, a subdivision, a combination or a reclassification of the Preferred Shares or common stock, (b) an issuance of rights or warrants to subscribe for or purchase Preferred Shares at less than the current market price of the Preferred Shares, or (c) a distribution to holders of Preferred Shares of debt, cash, securities or assets, subject to certain exclusions, or of a subscription of rights or warrants (other than those referred to in subsection (b) of this section). No adjustments to the Purchase Price of less than 1% will be made. No fractional Preferred Shares or common stock will be issued and cash payments will be made in lieu thereof.

Exceptions to the Rights Agreement

The Rights Agreement does not apply to any Qualifying Offer (as defined below) if the holders of a majority of the outstanding shares of common stock (other than shares held by the person making the Qualifying Offer or such person’s affiliates or associates) vote in favor of a resolution exempting the Qualifying Offer from the provisions of the Rights Agreement.

A “Qualifying Offer” is defined as an offer determined by our Board in good faith to be:

•      a fully financed all-cash tender offer or an exchange offer that has commenced under Securities and Exchange Commission rules and is for shares of common stock of the offeror or a combination of cash and such shares of common stock, in each case for all of the outstanding shares of common stock at the same per-share consideration;

•      an offer that is conditioned only on customary terms and conditions and on the tender of a minimum of at least a majority of (a) the shares of common stock outstanding on a fully-diluted basis and (b) the outstanding shares of common stock not held by the offeror (or its affiliates or associates) (which minimum tender condition shall not be waivable); and

•      an offer pursuant to which the Company has received an irrevocable, legally binding written commitment by the offeror as to the offer period, the consummation of a second-step transaction as promptly as practicable upon successful completion of the offer and that no amendments will be made to change the terms of the offer in a way that is adverse to a tendering stockholder.

Exchange

At any time after a person becomes an Acquiring Person and prior to the earlier of (i) the acquisition of the Company in a merger or other business combination or the sale of more than 50% of its assets or earning power or (ii) the acquisition by such Acquiring Person of 50% or more of the then outstanding Common Stock, the Board may cause the Company to exchange the Rights (other than Rights owned by an Acquiring Person which will have become void), in whole or in part, for shares of common stock at an exchange rate of one share of common stock per Right (subject to adjustment).

Redemption

The Rights may be redeemed in whole, but not in part, at a price of $0.0001 per Right (the “Redemption Price”) by our Board at any time prior to the time that an Acquiring Person has become such. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as our Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Amendments

Any of the provisions of the Rights Agreement may be amended by our Board, or a duly authorized committee thereof, for so long as the Rights are then redeemable, and after the Rights are no longer redeemable, we may amend or supplement the Rights Agreement in any manner that does not adversely affect the interests of the holders of the Rights (other than an Acquiring Person or any affiliate or associate of an Acquiring Person).

Forum for Adjudication of Disputes

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (a) any derivate action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or (d) any action asserting a claim governed by the internal affairs doctrine.

New York Stock Exchange listing

Our common stock is currently traded on the New York Stock Exchange under the symbol “CUB.”